Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2017, relating to the consolidated financial statements and financial statement schedules of Kemper Corporation and subsidiaries (“Kemper Corporation”), and the effectiveness of Kemper Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kemper Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 8, 2017